================================================================================

            SCHEDULE 14A - INFORMATION REQUIRED IN PROXY STATEMENT

                           SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
                       SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant [X]
Filed by a Party other than the Registrant [_]
Check the appropriate box:
[_]  Preliminary Proxy Statement

                                           [_]  CONFIDENTIAL, FOR USE OF THE
                                                COMMISSION ONLY (AS PERMITTED BY
                                                RULE 14a-6(e)(2))

[X]  Definitive Proxy Statement
[_]  Definitive Additional Materials
[_]  Soliciting Material Pursuant to (Section) 240.14a-11(c) or
     (Section) 240.14a-12

                        Heritage Financial Corporation
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):
[X]  No fee required.
[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.
     (1) Title of each class of securities to which transaction applies:

     -------------------------------------------------------------------------

     (2) Aggregate number of securities to which transaction applies:

     -------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------

     (4) Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------------

     (5) Total fee paid:

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[_]  Fee paid previously with preliminary materials.
[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

     -------------------------------------------------------------------------

     (2) Form, Schedule or Registration Statement No.:

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     (3) Filing Party:

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     (4) Date Filed:  March 14, 2000

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

                         [LOGO OF HERITAGE FINANCIAL]

          ___________________________________________________________

                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
          ___________________________________________________________

                            To be held May 1, 2000
          ___________________________________________________________


To Our Stockholders:

You are invited to attend the 2000 annual meeting of stockholders of Heritage Financial Corporation to be held at Cavanaugh's at Capitol Lake, 2300 Evergreen Park Drive, Olympia, Washington, on May 1, 2000 at 10:30 a.m., Pacific Time. At the annual meeting, you will be asked to:

1. Elect three (3) persons to serve on the Board of Directors of Heritage until the annual meeting of stockholders in 2003 and elect one (1) person to serve on the Board of Directors of Heritage until the annual meeting of stockholders in 2001.

2. Consider whatever other business that may properly be brought before the annual meeting or any adjournment of the annual meeting.

Stockholders of record at the close of business on March 10, 2000 are entitled to vote at the annual meeting or any adjournment of the annual meeting.

                              BY ORDER OF THE BOARD OF THE BOARD OF DIRECTORS


                              /s/ Wendy K. Gauksheim

                              Wendy K. Gauksheim
                              Secretary

Olympia, Washington
March 22, 2000

We urge you to complete, sign and return the enclosed proxy card as soon as possible, whether or not you plan to attend the annual meeting in person. If you do attend the annual meeting, you then may withdraw your proxy and vote in person. The proxy may be withdrawn at any time prior to voting.

                   [LOGO OF HERITAGE FINANCIAL APPEARS HERE]

                             201 5/th/ AVENUE S.W.
                           OLYMPIA, WASHINGTON 98501

--------------------------------------------------------------------------------

                                PROXY STATEMENT

--------------------------------------------------------------------------------

Heritage is sending this proxy statement to you for the solicitation of proxies by the Board of Directors of Heritage to be voted at the annual meeting. This proxy statement and the enclosed proxy card are being mailed to stockholders on or about March 22, 2000.

                         INFORMATION ABOUT THE MEETING

When and Where is the Annual Meeting?

The annual meeting will be held at 10:30 a.m., Pacific Time, on Monday, May 1, 2000 at Cavanaugh's at Capitol Lake, 2300 Evergreen Park Drive, Olympia, Washington.

What Matters will be Voted on at the Annual Meeting?

At the annual meeting, you will be asked to:

 . Elect three (3) persons to serve on the Board of Directors of Heritage until the annual meeting of stockholders in 2003 and elect one (1) person to serve on the Board of Directors of Heritage until the annual meeting of stockholders in 2001; and

 . Consider whatever other business that may properly come before the annual meeting.

Who is Entitled to Vote?

Only stockholders of record at the close of business on the record date, March 10, 2000, are entitled to receive notice of the annual meeting and to vote at the annual meeting. On March 10, 2000, there were 9,606,139 shares of Heritage common stock outstanding, held by approximately 1,540 holders of record. Each share of Heritage common stock is entitled to one vote on each matter considered at the meeting, including one vote for each director to be elected. Stockholders are not entitled to cumulate their votes in the election of directors.

What Constitutes a Quorum?

The presence at the annual meeting, in person or by proxy, of a majority of the outstanding shares eligible to vote at the annual meeting is required for a quorum to exist at the annual meeting. For this purpose, abstentions and broker non-votes are counted in determining the shares present at the annual meeting.

What Vote is Required to Elect the Directors?

The four nominees for election as directors who receive the greatest number of votes will be elected directors. Votes may be cast in favor of some or all of the nominees for election to the Board of Directors or withheld as to some or all of the nominees.

How Do I Vote?

If you complete and properly sign the accompanying proxy card and return it to Heritage, it will be voted as you direct. If you give no directions on your proxy, the shares represented by your proxy will be voted FOR the nominees for directors listed in this proxy statement. If any other matters are properly presented at the annual meeting for consideration, the persons named in the proxy will have discretion to vote on those matters according to their best judgment. "Street name" stockholders who wish to vote at the annual meeting will need to obtain a proxy form from the institution that holds their shares.

Can I Change My Vote After I Return My Proxy Card?

Yes. Even after you have submitted your proxy, your proxy may be withdrawn at any time before it is voted by

     . delivering written notice to Wendy K. Gauksheim, Heritage's Secretary, at 201 5/th/ Avenue S.W., Olympia, Washington 98501, on or before the taking of the vote at the annual meeting, or
                                                  --
     .  completing a later dated proxy, or
                                        --
     .  attending the annual meeting and voting in person.

Who Pays the Costs of Soliciting Proxies?

The enclosed proxy is solicited by the Board of Directors of Heritage. Heritage will bear the costs of soliciting proxies for the annual meeting. In addition to soliciting proxies by mail, Heritage's directors, officers and employees may solicit proxies personally or by telephone or fax. No director, officer or employee of Heritage who solicits proxies will receive any compensation for their solicitation other than their regular compensation for the positions they hold. Heritage does not intend to pay any compensation to any other persons for the solicitation of proxies. However, it will reimburse brokerage houses and other custodians, nominees and fiduciaries for reasonable expenses to mail proxy materials for beneficial owners.

                                STOCK OWNERSHIP

Who are the Largest Owners of Heritage Stock?

Heritage knows of no single person or group that is the beneficial owner of more than 5% of Heritage's common stock.

How Much Stock Do Heritage's Directors and Executive Officers Own?

The following table shows the beneficial ownership of Heritage common stock as of March 10, 2000 by:

     .  Each director and director nominee;
     . The chief executive officer and those persons who served as executive officers in 1999 and received salaries and bonuses in excess of $100,000 during 1999; and
     .  All directors and executive officers as a group.

For purposes of this table and according to Rule 13d-3 under the Securities Exchange Act of 1934, a person is the beneficial owner of any shares if he or she has voting and/or investment power over those shares. The table includes shares owned by spouses, other immediate family members in trust, shares held in retirement accounts or funds for the benefit of the named individuals, and other forms of ownership, over which shares the persons named in the table possess voting and/or investment power.

                                                                      Shares Beneficially
                                                                    Owned at March 10, 2000
                                                                    -----------------------
                                                                                Percent of Outstanding
Name                                                            Number                Common Stock
----                                                            ------                ------------
D. Michael Broadhead (1).................................        41,739*
Lynn M. Brunton (2)......................................       119,579                   1.20%
John A. Clees (3)........................................        89,600                   1.00%
Peter Fluetsch...........................................        10,000*
Daryl D. Jensen (4)......................................       157,195                   1.50%
Melvin R. Lewis (5)......................................        46,028*
H. Edward Odegard (6)....................................       104,399                   1.10%
Donald V. Rhodes (7).....................................       358,975                   3.70%
James P. Senna (8).......................................        76,153                   1.00%
Brian L. Vance (9).......................................        84,790                   1.00%
Philip S. Weigand (10)...................................       109,447                   1.00%
Directors and executive officers
as a group (14 persons) (11).............................     1,235,826                  12.90%

__________

 *   Represents less than 1.0% of Heritage's outstanding common stock.
(1) Includes 2,300 shares issuable upon exercise of options, which are exercisable at $9.00 per share.
(2) Includes 2,288 shares issuable upon exercise of options, which are exercisable at $3.58 per share.
(3) Includes 6,863 shares issuable upon exercise of options which were exercisable at $3.58 per share.
(4) Includes 6,863 shares issuable upon exercise of options which are exercisable at $3.58 per share, and 100 shares which are exercisable at $9.00 per share.
(5) Includes 100 shares issuable upon the exercise of options which are exercisable at $9.00 per share.
(6) Includes 2,288 shares issuable upon exercise of options, which are exercisable at $3.58 per share.
(7) Includes 34,328 shares issuable upon exercise of options, which are exercisable at $3.58 per share, and 6,800 shares which are exercisable at $11.13 per share. Includes 1,441 shares owned as a joint tenant with his son, for which Mr. Rhodes disclaims beneficial ownership.
(8) Includes 6,863 shares issuable upon exercise of options, which are exercisable at $3.58 per share.
(9) Includes 25,746 shares issuable upon exercise of options which are exercisable at $3.11 per share, and 25,746 shares which are exercisable at $3.58 per share, and 3,600 shares which are exercisable at $11.13 per share.
(10) Includes 6,863 shares issuable upon exercise of options, which are exercisable at $3.58 per share.
(11) Includes 138,471 shares issuable upon exercise of options.

                               EXECUTIVE OFFICERS

The following table provides information about the executive officers of Heritage. All officers are appointed by the Board of Directors and serve at the pleasure of the Board for an unspecified term.

                                                                                       Has Served Heritage,
                                                                                     Heritage Bank or Central
Name                       Age    Position                                               Valley Bank Since
----                       ---    --------                                               -----------------
Donald V. Rhodes (1)       64     Chairman, President and Chief Executive Officer                1986
                                  of Heritage; Chairman and Chief Executive
                                  Officer of Heritage Bank; Chairman and Chief
                                  Executive Officer of Central Valley Bank
Brian L. Vance (2)         45     Senior Vice President of Heritage and President                1996
                                  and Chief Operating Officer of Heritage Bank
Gregory D. Patjens (3)     50     Executive Vice President of Administration,                    1999
                                  Heritage Bank
Edward Cameron (4)         59     Vice President and Treasurer of Heritage and                   1999
                                  Senior Vice President and Treasurer of Heritage
                                  Bank
D. Michael Broadhead (5)   55     President - Central Valley Bank, N.A.                          1986
Wendy K. Gauksheim (6)     39     Vice President and Secretary of Heritage and                   1987
                                  Senior Vice President/Corporate Services Officer
                                  of Heritage Bank

___________

(1) For background information on Mr. Rhodes, see page 5 of the proxy statement.
(2) Mr. Vance has been employed by Heritage Bank since 1996. Prior to joining Heritage Bank, Mr. Vance was employed for over 20 years with West One Bank, a bank with offices in Idaho and Washington. Prior to leaving West One, he was Senior Vice President and Regional Manager of Banking Operations for the south Puget Sound region. On August 17, 1998, the Board of Directors of Heritage Bank approved the appointment of Mr. Vance as President and Chief Operating Officer of Heritage Bank to be effective as of October 1, 1998. Subsequent to that, Mr. Vance was named Executive Vice President of Heritage.
(3) Mr. Patjens joined Heritage Bank on March 16, 1999. Mr. Patjens was employed for over 25 years with Key Bank and its predecessor, Puget Sound National Bank in positions with responsibilities for a variety of administrative and bank operations functions. Prior to leaving Key Bank, Mr. Patjens was Senior Vice President for Key Services, National Client Services.
(4) Mr. Cameron became the Vice President and Treasurer of Heritage and the Senior Vice President and Treasurer of Heritage Bank in August, 1999.
     Prior to that since April, 1999, Mr. Cameron was Vice President, Investment Manager at Heritage Bank. Prior to that, he had over 25 years of banking experience, most recently as Senior Vice President, Investment Manager at Security Pacific Bank.
(5) Mr. Broadhead joined Central Valley Bank in 1986 and has been President of Central Valley Bank since 1990. Heritage acquired Central Valley Bank in March, 1999.
(6) Ms. Gauksheim has been employed by Heritage Bank since 1987 and currently serves as Senior Vice President/Corporate Services Officer of Heritage Bank and Vice President and Secretary of Heritage.

                             ELECTION OF DIRECTORS

Heritage's Articles of Incorporation call for the Board of Directors to fix the exact number of directors from time to time within a range of no fewer than 5 nor more than 25 persons. The Board of Directors has fixed the number of directors at 10 persons.

Directors are divided into three classes with each class having three year terms that expire in successive years. Approximately one third of the members of the Board of Directors are elected by the stockholders annually. The directors whose terms will expire at the 2000 annual meeting are Lynn M. Brunton, Peter Fluetsch, Melvin R. Lewis and Philip S. Weigand, all of whom have been nominated by the Board of Directors for reelection at the 2000 annual meeting. If elected, directors Brunton, Lewis and Weigand will hold office until the annual meeting of stockholders in the year 2003. Mr. Fluetsch, if elected, will hold office until the annual meeting of stockholders in 2001.

Each nominee has indicated that he or she is able and willing to serve on the Board of Directors. If any nominee becomes unable to serve, the shares represented by all properly completed proxies will be voted for the election of the substitute recommended by the Board of Directors. At this time, the Board of Directors knows of no reason why any nominee might be unavailable to serve.

Information about the nominees for election at the annual meeting as well as information about those directors continuing in office after the annual meeting is as follows:

Nominees for Election at this Annual Meeting for Terms Expiring in 2003

Lynn M. Brunton, Director Since 1990. Ms. Brunton, 62, is presently a community volunteer and serves as a member of the St. Peter Hospital Community Board and is actively involved in several local community organizations. Ms. Brunton is also a director of Panorana City Corporation, a large retirement community located in Lacey, Washington.

Melvin R. Lewis, Director Since 1999. Mr. Lewis, 68, is a Broker and former President of the firm Terril, Lewis, Wilke Insurance. Since 1993, Mr. Lewis has served as a director of Central Valley Bank and, until March 5, 1999 was a director of Washington Independent Bancshares, Inc., the holding company for Central Valley Bank. On March 5, 1999, Heritage acquired Washington Independent Bancshares, Inc., and Central Valley bank then became a subsidiary of Heritage. Mr. Lewis became a director of Heritage on March 25, 1999 to fulfill the requirements of the acquisition agreement between Heritage and Washington Independent.

Philip S. Weigand, Director Since 1985. Mr. Weigand, 62, is a retired Lieutenant Colonel of the U.S. Marine Corps with 20 years of active service. Since 1988, Mr. Weigand has been a real estate agent with Virgil Adams Real Estate, located in Olympia, Washington.

Nominee for Election at this Annual Meeting for a Term Expiring in 2001

Peter Fluetsch. Mr. Fluetsch, 62, is the President and Chief Executive Officer of Sunset Air, Inc. in Lacey, Washington, a heating and air conditioning contractor which he founded in 1976. Mr. Fluetsch became a board member of Heritage on December 16, 1999.

The Board of Directors recommends a vote FOR the election of Ms. Brunton and Messrs. Fluetsch, Lewis and Weigand.

Incumbent Directors Whose Terms Expire in 2001

John A. Clees, Director Since 1990. Mr. Clees, 52, has been the President of Clees Miles CPA Group, Olympia, Washington since October 1995. Prior to that time, he was a principal of Gattis, Clees and Company, an accounting firm with offices in Seattle and Olympia, Washington.

James P. Senna, Director Since 1976. Mr. Senna, 65, retired at the end of 1998 as the President and Chief Executive Officer of Shee Atika, Inc. (an Alaska Native Corporation), Sitka, Alaska where he served in those capacities since 1987.

Incumbent Directors whose terms expire in 2002

Donald V. Rhodes, Director Since 1989. Mr. Rhodes, 64, currently serves as Chairman, President and Chief Executive Officer of Heritage; Chairman and Chief Executive Officer of Heritage Bank; and since 1986, Chairman and Chief Executive Officer of Central Valley Bank, a subsidiary of Heritage that was acquired on March 5, 1999. Mr. Rhodes joined Heritage Bank in 1989 as President and Chief Executive Officer and was elected Chairman in 1990.

Daryl D. Jensen, Director Since 1985. Mr. Jensen, 61, was the President of Sunset Life Insurance Company of America from 1973 until his retirement in 1999. He continues to serve as a director of Sunset Life Insurance Company and Sunset Financial Services, a NASD registered broker-dealer. Mr. Jensen is also a director of Panorama City Corporation, a large retirement community located in Lacey, Washington. Mr. Jensen also has served as a director of Central Valley Bank since 1989.

H. Edward Odegard, Director Since 1987. Mr. Odegard, 68, has been a private investor since 1993. Prior to that time, he was the co-owner and manager of the Valley Athletic Club, Tumwater, Washington.

          INFORMATION ABOUT THE BOARD OF DIRECTORS AND ITS COMMITTEES

How Often Did the Board Meet During 1999?

During the year ended December 31, 1999, the Board of Directors of Heritage held 12 meetings. No director of Heritage attended fewer than 75% of the total meetings of the Board and committees on which a director served during this period, except for former Heritage director Peter Wallerich. Mr. Wallerich resigned from the Heritage board in February, 2000.

What Committees Has the Board Established?

The Board of Directors of Heritage has an Audit and Finance Committee and a Personnel and Compensation Committee. In February, 2000, Heritage established a Nominating Committee.

Audit and Finance Committee.  The Audit and Finance Committee:

     . Reviews and approves the services of Heritage's independent auditors; . Reviews the plan, scope and audit results of the internal auditors and the independent auditors;
     . Reviews the reports of bank regulatory authorities; and . Reviews the annual and other reports to the Securities and Exchange
        Commission and the annual report to Heritage's stockholders.

The Audit and Finance Committee consists of directors Clees (chairman of the committee), Weigand, Odegard and Brunton. None of the members of the Audit and Finance Committee are officers or employees of Heritage or any Heritage subsidiary. There were four meetings of the Audit and Finance Committee during the year ended December 31, 1999.

Personnel and Compensation Committee. The Personnel and Compensation Committee reviews and recommends compensation arrangements for senior management. The members of the Personnel and Compensation Committee are directors Jensen (Chairman of the committee), Clees and Brunton. None of the members of the Committee are officers or employees of Heritage or any subsidiary of Heritage. There were three meetings of the Personnel and Compensation Committee during the year ended December 31, 1999.

How are Directors Compensated?

During the year ended December 31, 1999, Heritage's non-officer directors received a monthly retainer of $500 and a monthly fee of $500 for each Board meeting attended. Non-officer directors also received $100 for each committee meeting attended with the Chairman of the committee receiving $150 per meeting attended. Directors who are officers or employees of Heritage or its subsidiaries receive no additional compensation for service as directors or members of Board committees.

Under Heritage's 1994 Stock Option Plan, directors Brunton, Clees, Jensen, Odegard, Senna and Weigand each were granted a non-qualified stock option in January 1994 to purchase 10,298 shares of Heritage common stock at an exercise price of $1.94 per share (as adjusted for the mutual holding company conversion). Under Heritage's 1997 stock option plan, directors Brunton, Clees, Jensen, Odegard, Senna and Weigand each were granted a non-qualified stock option in January 1997 to purchase 6,863 shares of Heritage common stock at an exercise price of $3.58 per share

(as adjusted for the mutual holding company conversion). Under Heritage's 1997 stock option plan, directors Brunton, Clees, Jensen, Odegard, Senna and Weigand each were granted a non-qualified stock option in January 1997 to purchase 6,863 shares of Heritage common stock at an exercise price of $3.58 per share (as adjusted for the mutual holding company conversion). Under Heritage's 1998 Stock Option and Restricted Stock Award Plan, in April, 1999, directors Brunton, Clees, Odegard, Senna, Wallerich (who was a director at the time) and Weigand were granted a non-qualified stock option to purchase 1,200 shares each of Heritage common stock at an exercise price of $8.50 per share. Also, in 1999, directors Jensen and Lewis were granted a non-qualified stock option to purchase 1,500 shares each of Heritage common stock: 1,200 in April, 1999 at an exercise price of $8.50 per share as directors of Heritage and 300 in March, 1999 at an exercise price of $9.00 per share as directors of Central Valley Bank. All director options vest and become exercisable in annual one-third increments beginning one year after the date of grant. The options are exercisable for a period of five years after they vest.

How Can a Stockholder Nominate Someone for the Board?

According to Heritage's Articles of Incorporation, any stockholder nominations of candidates for election to the Board of Directors at the 2000 annual meeting must be made in writing to Heritage's chairman not fewer than 14 days nor more than 50 days prior to the date of the annual meeting. If fewer than 21 days notice of the annual meeting is given to stockholders, stockholder nominations must be mailed or delivered to Heritage's chairman by the close of business on the seventh day after the day the notice of the annual meeting is mailed. Stockholder nominations must contain the following information if known to the nominating stockholder:

     .  The name and address of each proposed nominee;
     .  The principal occupation of each proposed nominee;
     . The total number of shares of Heritage common stock that will be voted for each proposed nominee;
     . The name and address of the nominating stockholder; and . The number of shares of Heritage common stock owned by the nominating stockholder.

The chairman of the annual meeting, in his discretion, may disregard any nominations that do not comply with the above-listed requirements. Upon the chairman's instructions, the vote teller may disregard all votes cast for a nominee if the nomination does not comply with the above-listed requirements.

                             EXECUTIVE COMPENSATION

Report of the Personnel and Compensation Committee

This report of Heritage's Personnel and Compensation Committee describes in general terms the process the committee undertakes and the factors it considers to determine the appropriate compensation for Heritage's executive officers.

What Are The Responsibilities of the Personnel and Compensation Committee?

The committee establishes and monitors compensation programs for executive officers of Heritage and its subsidiaries. The committee:

     . reviews and approves individual executive officer salaries, bonus plan allocations, and stock option grants and other equity-based awards; and

     . establishes the compensation and evaluates the performance of the chief executive officer, while the chief executive officer evaluates the performance of the other executive officers and recommends individual compensation levels for approval by the committee.

None of the members of the committee are officers or employees of Heritage or any Heritage subsidiary.

What is Heritage's Philosophy of Executive Officer Compensation?

The committee's compensation philosophy is intended to reflect and support the goals and strategies that Heritage has established. Currently, Heritage's growth strategy is to broaden its products and services from traditional thrift products and services to those more closely related to commercial banking. The key elements of this strategy are geographic and product expansion, loan portfolio diversification, development of relationship banking and maintenance of asset quality. The committee believes these goals, which are intended to create long-term stockholder value, must be supported by a compensation program that:

     .  attracts and retains highly qualified executives;
     . provides levels of compensation that are competitive with those offered by other financial institutions;
     . motivates executives to enhance long-term stockholder value by helping them to build their own ownership in Heritage; and
     . integrates Heritage's long-term strategic planning and measurement processes.

Heritage's compensation program includes competitive salary and benefits, opportunities for employee ownership of Heritage stock through participation in an employee stock ownership plan and, for certain employees, an annual incentive cash bonus based upon attainment of company and individual performance goals and opportunities for stock ownership of Heritage stock through stock option and restricted stock programs.

To determine compensation packages for individual executives, the committee considers various subjective and objective factors, including:

     .  individual job responsibilities and experience;.
     . individual performance in terms of both qualitative and quantitative goals;
     . Heritage's overall performance, as measured by attainment of strategic and budgeted financial goals and prior performance; and
     . industry surveys, prepared by an independent consulting firm, of compensation for comparable positions with similar institutions in the State of Washington, the Pacific Northwest and the United States.

The components of Heritage's compensation program are the following:

Base Salary.  Salary levels of executive officers are designed to be competitive
-----------
within the banking industry. To set competitive salary ranges, the committee periodically evaluates current salary levels of other financial institutions with size, lines of business, geographic dispersion and market place position similar to Heritage's. Base salaries for Heritage's executive officers other than the chief executive officer are based upon recommendations by the chief executive officer, taking into account the subjective and objective factors described above. The committee reviews and approves or disapproves those recommendations.

Annual Incentive Bonus.  Executive officers have an annual incentive opportunity
----------------------
with cash bonus awards based on the overall performance of Heritage and on attainment of individual performance targets. The annual awards are determined by formulas established by the committee following each fiscal year and are based upon an assessment of Heritage's performance (for the year ended December 31, 1999, primarily with respect to the Company's return on average equity) as compared to both budgeted and previous fiscal year performance and upon an evaluation by the chief executive officer of an executive's individual performance and contribution to Heritage's overall performance. The committee then reviews and approves the bonus recommendations and presents them to the Board of Directors for approval.

Stock Option and Other Stock-Based Compensation.  Equity-based compensation is
-----------------------------------------------
intended to more closely align the financial interests of Heritage's executives with long-term stockholder value, and to assist in the retention of executives who are key to the success of Heritage and its subsidiaries. Equity-based compensation generally has been in the form of incentive stock options and restricted stock awards pursuant to Heritage's existing stock option plans. The committee determines from time to time which executives, if any, will receive stock options or awards and determines the number of shares subject to each option or award. Grants of stock options and awards are based on various subjective factors relating primarily to the responsibilities of individual executives, their expected future contributions to Heritage and prior option grants.

How Is Heritage's Chief Executive Officer Compensated?

The base compensation for Heritage's chairman, president and chief executive officer, Donald V. Rhodes, was determined by the committee with final approval by the Board based on the same criteria as the compensation for the other executive officers. In October 1997, Heritage entered into an employment agreement with Mr. Rhodes providing for an annual base salary of $174,000, which may be increased at the discretion of the Board of Directors or the committee. During the year ended December 31, 1999, the base annual salary of Mr. Rhodes was $216,000. In addition to this, he received a performance bonus of $32,900 and granted an incentive option to acquire 20,400 shares of Heritage common stock at an exercise price of $8.44 per share. The chief executive officer's bonus potential is based on achievement of certain targeted results of the Company (for 1999 with respect to the Company's return on average equity) and is determined by the committee with final approval by the Board.

The committee believes that for the year ended December 31, 1999, the compensation for Mr. Rhodes, as well as for the other executive officers, was consistent with Heritage's overall compensation philosophy and clearly related to the realization of Heritage's goals and strategies for the period.

     Respectfully submitted by:  Daryl D. Jensen, Chairman of the Committee
                                 John A. Clees, Member
                                 Lynn M. Brunton, Member

Stock Performance Graph

The chart shown below depicts total return to stockholders during the period beginning January 8, 1998, when Heritage first issued its shares publicly, and ending December 31, 1999. Total return includes appreciation or depreciation in market value of Heritage common stock as well as actual cash and stock dividends paid to stockholders. Indices shown below, for comparison purposes only, are the S&P 500(TM) stock index, which is a broad nationally recognized index of stock performance by publicly traded companies, and the SNL Securities thrift index, which is comprised of publicly-traded thrift institutions with assets of $250 million to $500 million located throughout the United States. The chart assumes that the value of the investment in Heritage's common stock and each of the two indices was $100 on January 8, 1998, and that all dividends were reinvested.

                     COMPARISON OF CUMULATIVE TOTAL RETURN
AMONG HERITAGE FINANCIAL CORP., S&P 500 AND SNL $250M - $500M THRIFT INDEX

                             [GRAPH APPEARS HERE]


                                                                         Period Ending
                                                    ----------------------------------------------------
Index                                                   01/09/98  06/30/98  12/31/98  06/30/99  12/31/99
--------------------------------------------------------------------------------------------------------
Heritage Financial Corporation                            100.00    111.58     74.26     65.97     67.48
S&P 500                                                   100.00    123.09    134.42    151.06    162.70
SNL $250M-$500M Thrift Index                              100.00    105.18     91.05    113.87    107.03

Summary Compensation Table

The following table shows the aggregate compensation for services rendered to Heritage or its subsidiaries in all capacities paid or accrued for the year ended December 31, 1999 compared to the same periods ended December 31, 1998 and 1997, to Heritage's chief executive officer and each of the two other most highly compensated executive officers whose aggregate cash and cash equivalent forms of compensation exceeded $100,000 in 1999.

                                                                         Long-Term
                                        Annual Compensation         Compensation Awards
                                        -------------------         -------------------
                                                                  Restricted     Securities
                                                                  Stock          Underlying       All Other
Name and Principal Position          Period   Salary    Bonus     Awards ($)     Options (#)      Compensation (1)
---------------------------          ------   ------    -----     ----------     -----------      ----------------
Donald V. Rhodes
   Chairman, President and             1999  $216,000  $32,900         -0-           20,400            $19,971
   Chief Executive Officer             1998  $202,500  $45,000         -0-           20,400            $20,882
   Heritage Financial Corp.            1997  $180,000  $19,470         -0-           51,492            $19,085

Brian L. Vance
   President and Chief                 1999  $126,000  $27,525         -0-           10,800            $16,391
   Operating Officer                   1998  $108,000  $24,786         -0-           10,800            $14,072
   Heritage Bank                       1997  $ 91,350  $14,994         -0-           25,746            $   456

D. Michael Broadhead
   President                           1999  $107,940  $18,000         -0-            6,900            $ 3,535
   Central Valley Bank                 1998  $ 93,623  $13,000         -0-              -0-            $ 3,932
                                       1997  $ 91,330  $18,000         -0-              -0-            $ 3,645

_____________

(1) Amounts in calendar 1999 represent for Messrs. Rhodes, Vance and Broadhead:
    (i) matching contributions under Heritage's 401(k)/ESOP in the amount of $4,800, $4,139, $852 respectively; (ii) additional discretionary contributions under Heritage's 401(k)/ESOP of approximately $14,560, $11,929, $2,016, respectively; and (iii) life insurance premiums paid by Heritage for the benefit of each executive in the amount of $431, $323, $667, respectively.

Option Grants During 1999

In October 1998, the stockholders approved the adoption of the 1998 Stock Option and Restricted Stock Award Plan, providing for the award of incentive stock options to employees and nonqualified stock options to directors of the Company at the discretion of the Board of Directors. Under the plan, on the date of grant, the exercise price of the option must at least equal the market value per share of the Company's common stock. The plan provides for the granting of options for up to 461,125 common shares. All awards made under the plan require vesting over a three year period beginning on the date of grant. In 1999, 145,500 options were granted under the 1998 Stock Option and Restricted Stock Award Plan. Under the plan, the options must be exercised within five years of vesting.

Option Grants in 1999. The following table summarizes options granted to each of the executives listed in the summary compensation table for the year ended December 31, 1999.

                             Number of               Percentage
                            Securities                 of total
                            Underlying               options to
                               Options                employees     Exercise Price         Expiration              Grant Date
Name                       Granted (#)              during year          ($/share)           Date (1)       Present Value ($)
----                       -----------              -----------          ---------           --------              ---------
Donald V. Rhodes                20,400                    15.25%             $8.44            11/2006                $58,548
Brian L. Vance                  10,800                     8.00%             $8.44            11/2006                $30,996
D. Michael Broadhead             6,900                     6.00%             $9.00             3/2006                $21,666

_________________

(1) One-third of the option grants vests on the first, second and third anniversary dates of the grants and each grant expires five years after it becomes vested.

Option Exercises and Period End Option Values.

The following table summarizes option exercises during the year ended December 31, 1999 by each of the executives listed in the summary compensation table and the period end value of unexercised options granted to those periods:

                                 Shares                      Number of Securities            Value of Unexercised
                                 Acquired                    Underlying Unexercised          In-the-Money Options
                                 on            Value         options at December 31, 1999    at December 31, 1999(1)
Name                             Exercise      Realized      (Exercisable/Unexercisable)     (Exercisable/Unexercisable)
----                             --------      --------      ---------------------------     ---------------------------
Donald V. Rhodes                 -0-           -0-           23,964 / 51,164                 $    86,678 / $90,554
Brian L. Vance                   -0-           -0-           46,509 / 26,583                 $228,791.22 / $45,396
D. Michael Broadhead             -0-           -0-              -0- /  6,900                         -0- /     -0-

__________

(1) Values are calculated by subtracting the exercise price from the fair market value of the underlying stock. For purposes of this table, fair market value is deemed to be $8.625, the last sale price of Heritage's common stock on the Nasdaq National Market on December 31, 1999.

Other Employee Benefits and Proposed Changes in Those Benefits.

In 1999, Heritage combined its defined contribution retirement plan, its salary savings 401(k) Plan and its Employee Stock Ownership Plan ("ESOP") into the ESOP and amended the ESOP to give it 401(k) features. The ESOP was renamed the Heritage Financial Corporation 401(k) ESOP ("KSOP"). All those plans were combined into the KSOP on October 1, 1999. On that date, account balances in each employee's account in the defined contribution retirement plan and the 401(k) Plan were transferred to the KSOP, and each employee having account balances in those plans was given the ability to allocate up to 20% of those balances to purchase Heritage stock.

Under the KSOP, eligible employees have the right to defer a portion of their compensation to be contributed to the KSOP which is matched 50% by Heritage up to certain specified limits. Employees can elect whether to have their deferred compensation amount placed in a Heritage stock account to be invested in Heritage stock by the KSOP trustee (subject to availability) or in other available investment accounts and invested by the KSOP trustee in investments other than Heritage stock as directed by the participants. In addition to the matching contributions Heritage makes, Heritage has the discretion to make additional contributions to the KSOP.

On December 31, 1999, the KSOP owned 267,551 shares of Heritage common stock, of which 152,199 shares were allocated to participants' accounts and 115,352 shares were held in a suspense account. Shares held in the suspense account are released to participant accounts on a pro rata basis as the KSOP's loan payable to Heritage is repaid.

Executive Employment and Severance Agreements

Heritage and Heritage Bank entered into an employment agreement with Donald V. Rhodes, effective on October 1, 1997. The agreement with Mr. Rhodes provides for an annual base salary of $174,000, which may be increased at the discretion of the Board of Directors or by an authorized board committee. In addition to base salary, the agreement provides for Mr. Rhodes's participation in employee benefit plans and other fringe benefits applicable to senior executives of Heritage Bank. The term of the agreement will run until Mr. Rhodes attains age 65 (March 14, 2001), and then will be automatically renewed for additional terms of one year each unless notice is given one year prior to the expiration date of any term that renewal will not be effected. In the event the employment of Mr. Rhodes is terminated by Heritage at any time for "cause" or by Mr. Rhodes without "good reason", both as defined in the agreement, no termination benefit will be payable. If Mr. Rhodes is terminated without cause or he terminates the agreement for good reason, a severance benefit will be payable in an amount equal to two times the amount of his then-current annual base salary, or the amount of salary which would otherwise have been paid to him during the then remaining term of the agreement, whichever is greater.

The agreement with Mr. Rhodes also provides for the payment of a severance benefit to Mr. Rhodes in the event of his termination of employment in some cases preceding, and for any reason following by up to two years, a change of control of Heritage or Heritage Bank. Under the terms of the agreement, Mr. Rhodes is entitled to receive his then-current base salary for three years following such termination or until the end of the term of the agreement, whichever is longer ($576,000 based on Mr. Rhodes's current salary and assuming a three-year payment). In those circumstances, he also is entitled to all benefits in his agreement, to be fully vested as to unvested options, and to have restrictions lapse any restricted stock or other restricted securities.

Heritage Bank entered into a severance agreement effective on October 1, 1997 with Brian Vance, President and Chief Operating Officer. The term of the severance agreement is five years. The agreement provides for Mr. Vance to receive a severance benefit in an amount equal to two times the amount of his then-current annual base salary ($252,000 for Mr. Vance based on his current base salary) if his employment is terminated in some cases preceding, and for any reason following by up to two years, a change of control of Heritage or Heritage Bank.

For purposes of the agreements, "change in control" generally includes the acquisition by any person of 25% or more of the outstanding securities of Heritage; replacement of incumbent directors or election of newly elected directors constituting a majority of the Board of Heritage where the replacement or election has not been supported by the Board; dissolution, or sale of 50% or more in value of the assets, of either Heritage or Heritage Bank or any of their respective subsidiaries; or the merger of Heritage into any corporation, 25% or more of the outstanding common stock of which is owned by person other than owners of the common stock of Heritage prior to such merger.

The employment agreement with Mr. Rhodes and the severance agreement with Mr. Vance provide that in the event any of those executives receive an amount under the provisions of the agreements that results in imposition of a tax on the executive under the provisions of the Code Section 4999 (relating to golden Parachute payments), the employer is obligated to reimburse the executive for that amount, exclusive of any tax imposed by reason of receipt of reimbursement under the employment agreements.

The agreements also restrict the right of Messrs. Rhodes and Vance to compete against Heritage or Heritage Bank in the State of Washington for a period of two years in the case of Mr. Rhodes and one year in the case of Mr. Vance following termination of employment, except in the case of Mr. Rhodes if employment is terminated without cause or good reason.

Effective on March 5, 1999, Central Valley Bank and D. Michael Broadhead entered into an employment agreement. The term of the agreement expires on December 31, 2002 and is subject to automatic one year renewal extensions unless prior notice otherwise is given. The agreement calls for Mr. Broadhead to serve as President of Central Valley Bank at a base annual salary of no less than $110,000 plus customary fringe benefits. Also, under the agreement, on December 31, 2005 (regardless of whether Mr. Broadhead is employed by Central Valley Bank at the time), Mr. Broadhead is to receive a payment of $40,000 plus $10,000 for each full year of his service at Central Valley Bank or its successor - up to a $200,000 maximum payment. Mr. Broadhead's estate is also entitled to a death benefit payment of no less than $100,000 nor more than $200,000 if he dies prior to the receipt of the December 31, 2005 service payment.

In the event Mr. Broadhead's employment is terminated by Central Valley Bank at any time for "cause" or if Mr. Broadhead resigns without "good reason" and his resignation does not coincide with a change in control of Heritage, Mr. Broadhead will not be entitled to any severance benefit payable to him. The agreement does provide for the payment of a severance benefit to Mr. Broadhead (in addition to his service payment described above) in the event of his termination of employment in some cases preceding, and for any reason following by up to one year, a change in control of Heritage. Under the terms of the agreement, Mr. Broadhead is entitled to receive an amount of up to 36 months of his base salary in effect at the time if his employment is terminated without cause by Central Valley Bank from the time after a change in control transaction is announced up to one year following the completion of the change in control or if Mr. Broadhead resigns for any reason within a year after the change in control is completed.

The agreement also restricts the right of Mr. Broadhead to compete against Heritage or Central Valley Bank in Yakima County, Washington for a period of up to three years unless Mr. Broadhead is terminated without cause or resigns for good reason.

            SECTION 16(a)  BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires directors, executive officers and greater than 10% stockholders to file reports of their ownership and any changes in ownership of Heritage securities with the Securities and Exchange Commission. These directors, executive officers and greater than 10% stockholders are required by regulation to provide Heritage with a copy of any Section 16(a) reports they file. Based on Heritage's review of copies of these reports received by it and written representations made to Heritage by these persons, Heritage believes that all Section 16(a) filing requirements applicable to its directors, executive officers and greater than 10% stockholders were complied with during the year ended December 31, 1999, except that option awards to directors Brunton and Odegard and executive officer Patjens were reported on Form 5 as was a correction about the ownership of Mr. Vance.

                 INTEREST OF MANAGEMENT IN CERTAIN TRANSACTIONS

During the year ended December 31, 1999, several directors and executive officers of Heritage and Heritage Bank and their associates, were customers of Heritage Bank or Central Valley Bank, and it is anticipated that these persons will continue to be customers of Heritage Bank or Central Valley Bank in the future. All transactions between Heritage Bank and Central Valley Bank and its executive officers and directors, and their associates, were made in the ordinary course of business on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons, and, in the opinion of management, did not involve more than the normal risk of repayment or present other unfavorable features.

               RELATIONSHIP WITH INDEPENDENT PUBLIC ACCOUNTANTS

The firm of KPMG LLP performed the audit of the consolidated financial statements of Heritage and its subsidiaries for the period ended December 31, 1999. The Audit and Finance Committee has recommended that KPMG LLP be retained as independent auditors of Heritage and its subsidiaries for year ending December 31, 2000, subject to management approval of the terms of an engagement letter with that firm. Stockholders are not required to take action on this retention. Representatives of KPMG LLP will be present at the annual meeting. They will have the opportunity to present a statement if they desire to and will be available to respond to appropriate questions.

               STOCKHOLDER PROPOSALS FOR THE 2001 ANNUAL MEETING

Stockholders interested in presenting a proposal for consideration at the annual meeting of stockholders in 2001 may do so by following the procedures prescribed in Rule 14a-8 under the Securities Exchange Act of 1934. To be eligible for inclusion, stockholder proposals must be received by Heritage no later than November 24, 2000.

                                 OTHER MATTERS

The Board of Directors knows of no other matters to be brought before the annual meeting. If other matters are properly brought before the annual meeting, the persons appointed in the proxy intend to vote the shares represented the proxy according to their best judgment.

We urge you to sign and return the enclosed proxy as soon as possible, whether or not you plan to attend the annual meeting in person. If you do attend the annual meeting, you then may withdraw your proxy and vote in person. The proxy may be withdrawn at any time prior to voting.

                                 MISCELLANEOUS

Heritage's annual report for the year ended December 31, 1999 has been mailed along with this proxy statement to all stockholders of record as of March 10, 2000. Any stockholder who has not received a copy of this annual report may obtain a copy by writing to Heritage. The annual report is not to be treated as part of the proxy solicitation material or having been incorporated by reference in this proxy statement.

A copy of Heritage's Form 10-K that is to be filed with the Securities and Exchange Commission by March 30, 2000 will be provided to you without charge if you are a stockholder of Heritage as of March 10, 2000. Please make your written request to Wendy Gauksheim, Secretary, Heritage Financial Corporation, 201 5/th/ Avenue S.W., Olympia, Washington 98501.

                         HERITAGE FINANCIAL CORPORATION
                    PROXY FOR ANNUAL MEETING OF STOCKHOLDERS
                                  May 1, 2000

                    THIS PROXY IS SOLICITED ON BEHALF OF THE
                             BOARD OF DIRECTORS OF
                         HERITAGE FINANCIAL CORPORATION

                       PLEASE SIGN AND RETURN IMMEDIATELY
                       ----------------------------------

     The undersigned stockholder of HERITAGE FINANCIAL CORPORATION ("Heritage") hereby nominates, constitutes and appoints Donald V. Rhodes and Daryl D. Jensen, and each of them, jointly and severally, as true and lawful agents and proxies, with full power of substitution, for me and in my name, place and stead, to act and vote all the common stock of Heritage standing in my name and on its books on March 10, 2000 at the Annual Meeting of Stockholders to be held at Cavanaugh's at Capitol Lake, Olympia, Washington, on May 1, 2000, at 10:30 a.m., and at any adjournment thereof, with all the powers the undersigned would possess if personally present, as follows:

1. ELECTION OF DIRECTORS: Election of three (3) persons to serve on the Board of Directors until 2003 and election of one (1) person to serve on the Board of Directors until 2001.

     [_] FOR all nominees listed below.        [_] WITHHOLD AUTHORITY TO VOTE
                                                   for all nominees listed below
                                                   (in the manner described below).

     INSTRUCTIONS:  To withhold authority to vote for any individual nominee, strike a line through the nominee's name listed below.


  Lynn M. Brunton (2003)     Melvin R. Lewis (2003)    Philip S. Weigand (2003)
                              Peter Fluetsch (2001)


                                  (Continued and to be signed on the other side)

2. In their discretion, upon such other business as may properly come before the Annual Meeting or any adjournment thereof.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS SPECIFIED ABOVE. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED "FOR" THE PROPOSALS SET FORTH ABOVE.

     Management knows of no other matters that may properly be, or which are likely to be, brought before the Annual Meeting. However, if any other matters are properly presented at the Annual Meeting, this Proxy will be voted according to the discretion of the named proxies.

     The undersigned hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders for the May 1, 2000 Annual Meeting, and the accompanying documents forwarded therewith, and ratifies all lawful action taken by the above-named agents and proxies.

                                             Date: ______________________, 2000

                                             __________________________________
                                             Signature

                                             __________________________________
                                             Signature

                                             NOTE:  Signature(s) should agree
                                             with name(s) on Heritage stock
                                             certificate(s). Executors,
                                             administrators, trustees and other
                                             fiduciaries, and persons signing on
                                             behalf of corporations,
                                             partnerships or other entities
                                             should so indicate when signing.
                                             All joint owners must sign.